Exhibit 10.11
EXECUTION COPY
LETTER AMENDMENT NO. 4
to
AMENDED AND RESTATED
NOTE PURCHASE AGREEMENT
As of February 27, 2009
To:	Each of the Holders listed on Exhibit A attached hereto
Ladies and Gentlemen:
     We refer to the Amended and Restated Note Purchase Agreement, dated as of March 31, 2005, as amended as of June 22, 2005, November 1, 2005, March 13, 2006 and June 29, 2006, as Amended and Restated as of July 25, 2006 and as amended by Letter Amendment No. 1 to Amended and Restated Note Purchase Agreement, dated as of March 30, 2007, Letter Amendment No. 2 to Amended and Restated Note Purchase Agreement, dated as of September 19, 2007, and Waiver and Letter Amendment No. 3 to Amended and Restated Note Purchase Agreement, dated as of November 7, 2008 (as so amended and restated and amended, the “Agreement”), among Crosstex Energy, L.P., a Delaware limited partnership (the “Company”), on one hand, and each of you (the “Holders”), on the other hand. Unless otherwise defined in this Waiver and Letter Amendment No. 4 to Amended and Restated Note Purchase Agreement (this “Amendment”), the terms defined in the Agreement shall be used herein as therein defined.
     The Company has requested that the Holders agree to make certain amendments to the Agreement as hereinafter provided. Subject to the terms and conditions specified herein, and provided that the Company agrees to certain amendments to the Agreement and the Notes set forth below, the Holders have indicated their willingness to make such amendments requested by the Company as more particularly set forth herein.
     Accordingly, subject to satisfaction of the conditions set forth in paragraph 3 hereof, and in reliance on the representations and warranties of the Company set forth in paragraph 2 hereof, the Holders hereby agree with the Company to amend the Agreement and the Notes as provided in paragraph 1 below effective as of the Amendment No. 4 Effective Date (as defined in paragraph 3 below).
     1. Amendments.
          (a) Paragraph 1A. Authorization of Series A Notes; Exhibit A-1; Series A Notes. Paragraph 1A of the Agreement, Exhibit A-1 to the Agreement and each outstanding Series A Note is hereby amended to change the interest rate thereof from “7.45%” to “9.45% plus any Additional Interest” in each place where it appears therein.

          (b) Paragraph 1B. Authorization of Series B Notes; Exhibit A-2; Series B Notes. Paragraph 1B of the Agreement, Exhibit A-2 to the Agreement and each outstanding Series B Note is hereby amended to change the interest rate thereof from “7.38%” to “9.38% plus any Additional Interest” in each place where it appears therein.
          (c) Paragraph 1C. Authorization of Series C Notes, Exhibit A-3; Series C Notes. Paragraph 1C of the Agreement, Exhibit A-3 to the Agreement and each outstanding Series C Note is hereby amended to change the interest rate thereof from “7.46%” to “9.46% plus any Additional Interest” in each place where it appears therein.
          (d) Paragraph 1D. Authorization of Series D Notes, Exhibit A-4; Series D Notes. Paragraph 1D of the Agreement, Exhibit A-4 to the Agreement and each outstanding Series D Note is hereby amended to change the interest rate thereof from “6.73%” to “8.73% plus any Additional Interest” in each place where it appears therein.
          (e) Paragraph 1E. Authorization of Series E Notes; Exhibit A-5; Series E Notes. Paragraph 1E of the Agreement, Exhibit A-5 to the Agreement and each outstanding Series E Note is hereby amended to change the interest rate thereof from “6.82%” to “8.82% plus any Additional Interest” in each place where it appears therein.
          (f) Paragraph 1F. Authorization of Series F Notes; Exhibit A-6; Series F Notes. Paragraph 1F of the Agreement, Exhibit A-6 to the Agreement and each outstanding Series F Note is hereby amended to change the interest rate thereof from “7.46%” to “9.46% plus any Additional Interest” in each place where it appears therein and by amending the first sentence of the second paragraph of paragraph 1F of the Agreement in its entirety to read as follows:
     “The term “Notes” as used in this Agreement shall mean any Series A Note, any Series B Note, any Series C Note, any Series D Note, any Series E Note, any Series F Note, any Additional Note and any PIK Note.”
          (g) Paragraphs 1H and 1I. Authorization of Issue of PIK Notes; Additional Interest. New paragraphs 1H and 1I are added to the Agreement to read as follows:
          “1H. PIK Notes.
          1H(1) Series A PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series A (the “Series A PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series A Notes by adding such Additional Interest to the principal of the Series A PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(1) and any Yield-Maintenance Amount that may be paid with respect to the Series A Notes by adding such Yield-Maintenance Amount to the principal of the Series A PIK Notes as provided in this Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.45% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of

Exhibit A-1-B hereto. Interest on any principal of any Series A PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series A PIK Note. The term “Series A PIK Notes” as used herein shall include each Series A PIK Note delivered pursuant to any provision of this Agreement and each Series A PIK Note delivered in substitution or exchange of any such Series A PIK Note pursuant to any such provision.
          1H(2) Series B PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series B (the “Series B PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series B Notes by adding such Additional Interest to the principal of the Series B PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(2) and any Yield-Maintenance Amount that may be paid with respect to the Series B Notes by adding such Yield-Maintenance Amount to the principal of the Series B PIK Notes as provided in this Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.38% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of Exhibit A-2-B hereto. Interest on any principal of any Series B PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series B PIK Note. The term “Series B PIK Notes” as used herein shall include each Series B PIK Note delivered pursuant to any provision of this Agreement and each Series B PIK Note delivered in substitution or exchange of any such Series B PIK Note pursuant to any such provision.
          1H(3) Series C PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series C (the “Series C PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series C Notes by adding such Additional Interest to the principal of the Series C PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(3) and any Yield-Maintenance Amount that may be paid with respect to the Series C Notes by adding such Yield-Maintenance Amount to the principal of the Series C PIK Notes as provided in this Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.46% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of Exhibit A-3-B hereto. Interest on any principal of any Series C PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series C PIK Note. The term “Series C PIK Notes” as used herein shall include each Series C PIK Note delivered pursuant to any provision of this Agreement and each Series C PIK Note delivered in substitution or exchange of any such Series C PIK Note pursuant to any such provision.

          1H(4) Series D PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series D (the “Series D PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series D Notes by adding such Additional Interest to the principal of the Series D PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(4) and any Yield-Maintenance Amount that may be paid with respect to the Series D Notes by adding such Yield-Maintenance Amount to the principal of the Series D PIK Notes as provided in this Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.73% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of Exhibit A-4-B hereto. Interest on any principal of any Series D PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series D PIK Note. The term “Series D PIK Notes” as used herein shall include each Series D PIK Note delivered pursuant to any provision of this Agreement and each Series D PIK Note delivered in substitution or exchange of any such Series D PIK Note pursuant to any such provision.
          1H(5) Series E PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series E (the “Series E PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series E Notes by adding such Additional Interest to the principal of the Series E PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(5) and any Yield-Maintenance Amount that may be paid with respect to the Series E Notes by adding such Yield-Maintenance Amount to the principal of the Series E PIK Notes as provided in this Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 8.82% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of Exhibit A-5-B hereto. Interest on any principal of any Series E PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series E PIK Note. The term “Series E PIK Notes” as used herein shall include each Series E PIK Note delivered pursuant to any provision of this Agreement and each Series E PIK Note delivered in substitution or exchange of any such Series E PIK Note pursuant to any such provision.
          1H(6) Series F PIK Notes. The Company will authorize the issue of its Senior Secured PIK Notes, Series F (the “Series F PIK Notes”) in an amount sufficient to evidence the aggregate amounts of Additional Interest that it may from time to time pay on the Series F Notes by adding such Additional Interest to the principal of the Series F PIK Notes pursuant to paragraph 1I(i) hereof or this paragraph 1H(6) and any Yield-Maintenance Amount that may be paid with respect to the Series F Notes by adding such Yield-Maintenance Amount to the principal of the Series F PIK Notes as provided in this

Agreement, to be dated the date of issue thereof, to mature on the PIK Note Maturity Date, to accrue interest on the unpaid balance thereof from the date thereof until the principal thereof shall have become due and payable at the rate of 9.46% per annum plus any Additional Interest, and on the occurrence and during the continuation of an Event of Default at the rate specified therein and are substantially in the form of Exhibit A-6-B hereto. Interest on any principal of any Series F PIK Note due before the date such principal is due (whether on the PIK Note Maturity Date, by acceleration, optional or mandatory prepayment or otherwise) shall be paid by adding such interest to the principal balance of such Series F PIK Note. The term “Series F PIK Notes” as used herein shall include each Series F PIK Note delivered pursuant to any provision of this Agreement and each Series F PIK Note delivered in substitution or exchange of any such Series F PIK Note pursuant to any such provision. The term “PIK Notes” as used in this Agreement shall mean any Series A PIK Note, any Series B PIK Note, any Series C PIK Note, any Series D PIK Note, any Series E PIK Note and any Series F PIK Note.
          1I. Additional Interest. In addition to the stated interest payable on the Notes as set forth in paragraphs 1A through 1F hereof and in the forms of the Notes, the Company agrees to pay interest on the outstanding principal amount of each Note as follows (the additional interest payable as described in (i), (ii) and (iii) of this paragraph 1I being called “Additional Interest”):
     (i) For (a) the period from the Amendment No. 4 Effective Date until the end of the fiscal quarter ending March 31, 2009, and (b) any other fiscal quarter (other than a fiscal quarter immediately following a fiscal quarter as of the end of which the Leverage Ratio was less than 4.25 to 1.00, as demonstrated by evidence provided by the Company to the Holders), the Company agrees to pay interest on the Notes for such period or fiscal quarter, as the case may be, at the rate of 1.25% per annum, payable on the last day of such period or fiscal quarter, as the case may be and, with respect to any such interest on any principal amount of any Note which becomes due (whether on the PIK Maturity Date, by acceleration, optional or mandatory prepayment or otherwise), on the date such principal becomes due. Any Additional Interest payable under this paragraph 1I(i) with respect to any Note on any date before the Refinancing Date shall be payable by adding the amount thereof to the principal of the Related PIK Note, but shall otherwise be payable in cash.
     (ii) (a) If the Leverage Ratio as of the end of the fiscal quarter most recently ended on or before the Refinancing Date is greater than or equal to 4.25 to 1.00, then, for the period from the Refinancing Date until the end of the first fiscal quarter ending after the Refinancing Date, and (b) for any other fiscal quarter ending after the Refinancing Date (other than a fiscal quarter immediately following a fiscal quarter as of the end of which the Leverage Ratio was less than 4.25 to 1.00, as demonstrated by evidence provided by the Company to the Holders), the Company agrees to pay interest on the Notes for such period or fiscal quarter, as the case may be, at the rate of 1.25% per annum, payable on the last day of such period or fiscal quarter, as the case may be and, with respect to any such interest on any principal amount of any Note which becomes due (whether on the maturity date of such Note, by acceleration, optional or mandatory prepayment or otherwise), on the date such principal becomes due. Any Additional Interest payable under this paragraph 1I(ii) shall be payable in cash.
     (iii) (a) If the Leverage Ratio as of the end of the fiscal quarter ending June 30, 2012 is greater than or equal to 4.00 to 1.00, then, for the fiscal quarter ending September 30, 2012, and (b) for any other fiscal quarter ending after the fiscal quarter ending September 30, 2012 (other than a fiscal quarter immediately following a fiscal quarter as of the end of which the Leverage Ratio was less than 4.00 to 1.00, as demonstrated by evidence provided by the Company to the Holders), the Company agrees to pay interest on the Notes for such fiscal quarter at the rate of 0.50% per annum, payable on the last day of such fiscal quarter and, with respect to any such interest on any principal amount of any Note which becomes due (whether on the maturity date of such Note, by acceleration, optional or mandatory prepayment or otherwise), on the date such principal becomes due; provided, however, that no Additional Interest shall be payable under this clause (iii) for any fiscal quarter for which Additional Interest is payable under clause (ii) of this paragraph 1I. Any Additional Interest payable under this paragraph 1I(iii) shall be payable in cash.
     (iv) The payment of any Additional Interest at any increased rate of interest provided in this paragraph 1I shall not constitute a waiver of any Default or Event of Default.”
          (h) Paragraph 4A. Required Prepayments. Paragraph 4A of the Agreement is hereby amended and restated in its entirety as follows:
          “4A. Required Prepayments.
          (i) Scheduled Prepayments. The Notes of each Series shall be subject to required prepayments, if any, set forth in the Notes of such Series.
          (ii) Additional Required Prepayments.
          (a) Asset Disposition and Recovery Event Prepayments. Upon the receipt by the Company or any Subsidiary of any Net Cash Proceeds of any Asset Disposition or any Recovery Event (except to the extent a Reinvestment Notice shall be delivered in respect of such Recovery Event), then on the date of receipt by the Company or the applicable Subsidiary of such Net Cash Proceeds related thereto (the “Asset Prepayment Date”), the Company shall immediately prepay an aggregate principal amount of the Notes (other than PIK Notes) that is equal to the product of (x) the amount of the Applicable Percentage of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of all Notes (other than PIK Notes) on such Asset Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Asset Prepayment Date plus the sum of the outstanding principal amount of all Notes (other than PIK Notes) on such Asset Prepayment Date. For purposes of calculating the Net Cash Proceeds received from an Asset Disposition or from a Recovery Event, such proceeds shall be determined as of the date of the applicable Asset Disposition or Recovery Event, whether or not received on such date, but no such amount shall be required to be applied to prepayment of the Notes pursuant to this paragraph 4A(ii)(a) until received by the applicable Person. The provisions of this paragraph 4A(ii)(a) do not constitute a consent to the consummation of any Asset Disposition not permitted by paragraph 6C(5).
          (b) Reinvestment Prepayment Date Prepayments. On each Reinvestment Prepayment Date, the Company shall immediately prepay an aggregate principal amount of the Notes (other than PIK Notes) that is equal to the product of (x) the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event and (y) a fraction, the numerator of which is the outstanding principal amount of all Notes (other than PIK Notes) on such Reinvestment Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Reinvestment Prepayment Date plus the sum of the outstanding principal amount of all Notes (other than PIK Notes) on such Reinvestment Prepayment Date.
          (c) Debt Issuance Prepayments. Upon the receipt by the Company or any Subsidiary of any Net Cash Proceeds from the issuance or incurrence of any Debt for borrowed money (excluding any Debt incurred in accordance with clauses (i), (ii), (iii), (iv), (v), (vi), (vii), (viii), (ix) or (xii) of paragraph 6C(2)), then on the date of such issuance or incurrence (the “Debt Prepayment Date”), the Company shall immediately prepay an aggregate principal amount of the Notes (other than the PIK Notes) that is equal to the product of (x) the amount of the Applicable Percentage of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of all Notes (other than PIK Notes) on such Debt Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Debt Prepayment Date plus the sum of the outstanding principal amount of all Notes (other than PIK Notes) on such Debt Prepayment Date. The provisions of this paragraph 4A(ii)(c) do not constitute a consent to the issuance or incurrence of any Debt by the Company or any of its Subsidiaries not otherwise permitted hereunder.
          (d) Equity Issuance Prepayments. Upon the receipt of the Company or any Subsidiary of any Net Cash Proceeds from the issuance of any Equity Interests, then on the date of receipt by the Company or the applicable Subsidiary of such Net Cash Proceeds related thereto (the “Equity Prepayment Date”), the Company shall immediately prepay an aggregate principal amount of the Notes (other than the PIK Notes) that is equal to the product of (x) the amount of the Applicable Percentage of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of all Notes (other than PIK Notes) on such Equity Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Equity Prepayment Date plus the sum of the outstanding principal amount of all Notes (other than PIK Notes) on such Equity Prepayment Date. The provisions of this paragraph 4A(ii)(d) do not constitute a consent to an Equity Issuance not permitted hereunder.
          (e) Additional Required Prepayment Provisions. Prepayment of the Notes to be prepaid pursuant to this paragraph 4A(ii) shall be at 100% of the principal amount so prepaid, together with interest accrued on the principal amount being prepaid and any Yield-Maintenance Amount with respect thereto; provided, that, no Yield-Maintenance Amount shall be due with respect to the prepayment of Notes from the Net Cash Proceeds of Recovery Events, except to the extent that the aggregate principal amount of the Notes prepaid under this paragraph 4A(ii) from the Net Cash Proceeds of Recovery Events exceeds $20,000,000. The principal amount of any Note prepaid pursuant to this paragraph 4A(ii) shall be applied and reduce the required prepayments of such Note referred to in paragraph 4A(i) hereof in the inverse order of their scheduled due dates. Notwithstanding anything to the contrary contained in this Agreement, prior to the Refinancing Date, any Yield-Maintenance Amount due and payable with respect to any such prepayment of any Note pursuant to this paragraph 4A(ii) shall be paid by adding the amount thereof to the outstanding amount of the Related PIK Note.
          (f) Certain Recovery Amounts. To the extent that the Company or any Subsidiary receives proceeds from any Recovery Event in excess of $10,000,000, such proceeds shall be delivered to the Collateral Agent to be held as Cash Collateral for the Bank Obligations and the Obligations in accordance with the Intercreditor Agreement.
          (iii) Inability to Make Required Prepayments. The fact that the Company does not or is unable for any reason to make any prepayment of the Notes required under this paragraph 4A at the time required, including, without limitation, because the Company is unable to borrow funds necessary to make such prepayment under the Bank Agreement, shall not prevent such failure to make such prepayment from constituting an Event of Default.”
          (i) Paragraph 4D. Application of Prepayments. Paragraph 4D of the Agreement is hereby amended and restated in its entirety as follows:
          “4D. Application of Prepayments. Upon any partial prepayment of the Notes of any Series pursuant to paragraph 4A(i), the amount so prepaid shall be allocated to all outstanding Notes of such Series (including, for the purpose of this paragraph 4D only, all Notes prepaid or otherwise retired or purchased or otherwise acquired by the Company or any of its Subsidiaries or Affiliates other than by prepayment pursuant to paragraph 4A, 4B or 4F) in proportion to the respective outstanding principal amounts thereof. Upon any partial prepayment of the Notes pursuant to paragraph 4B, the amount to be prepaid shall be applied pro rata to all outstanding Notes of all Series according to the respective unpaid principal amounts thereof.”

          (j) Paragraph 4F. Offer to Prepay Notes in the Event of Excess Cash Flow. Paragraph 4F of the Agreement is hereby amended and restated in its entirety as follows:
          “4F. Offer to Prepay Notes in the Event of Excess Cash Flow.
          (i) Notice of Offer to Prepay Notes. The Company will, at least 10 days prior to each Excess Cash Flow Prepayment Date, give written notice thereof to each Holder. Such notice shall contain and constitute an offer to prepay the Notes as described in paragraph 4F(iii) and shall be accompanied by the certificate described in paragraph 4F(vi).
          (ii) Notice of Acceptance of Offer under Paragraph 4F(i). If the Company shall at any time receive an acceptance to an offer to prepay Notes under paragraph 4F(i) from some, but not all, of the Holders, then the Company will, within two Business Days after the receipt of such acceptance, give written notice of such acceptance to each other Holder which has notified the Company that it requests to receive notices under this paragraph 4F(ii).
          (iii) Offer to Prepay Notes. The offer to prepay Notes contemplated by paragraph 4F(i) shall be an offer to prepay, in accordance with and subject to this paragraph 4F, on the Excess Cash Flow Prepayment Date, a principal amount of the Notes (other than PIK Notes) held by each Holder (in this case only, “Holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) that is equal to the product of (x) the Excess Cash Flow Prepayment Amount and (y) a fraction, the numerator of which is the outstanding principal amount of Notes (other than PIK Notes) held by such Holder on such Excess Cash Flow Prepayment Date and the denominator of which is the sum of the outstanding principal amount of all Bank Obligations on such Excess Cash Flow Prepayment Date plus the sum of the outstanding principal amount of all Notes (other than PIK Notes) on such Excess Cash Flow Prepayment Date.
          (iv) Acceptance. A Holder may accept the offer to prepay made pursuant to paragraph 4F(i) by causing a notice of such acceptance to be delivered to the Company prior to the Excess Cash Flow Prepayment Date. A failure by a Holder to so respond to an offer to prepay made pursuant to this paragraph 4F prior to the Excess Cash Flow Prepayment Date shall be deemed to constitute an acceptance of such offer by such Holder.
          (v) Prepayment. Prepayment of the Notes to be prepaid pursuant to this paragraph 4F shall be at 100% of the principal amount so prepaid, together with interest on such Notes accrued to the date of prepayment with respect to each such Note without any Yield-Maintenance Amount. The prepayment shall be made on the Excess Cash Flow Prepayment Date. The principal amount of any Note prepaid pursuant to this paragraph 4F shall be applied and reduce the required prepayments of such Note referred to in paragraph 4A(i) hereof in the inverse order of their scheduled due dates.

          (vi) Officer’s Certificate. Each offer to prepay the Notes pursuant to this paragraph 4F shall be accompanied by a certificate, executed by a Responsible Officer of the Company and dated the date of such offer, specifying (i) the Excess Cash Flow Prepayment Date, (ii) the date that such offer is made pursuant to this paragraph 4F, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, (v) that the conditions of this paragraph 4F have been fulfilled, and (vi) in reasonable detail, the calculation of the Excess Cash Flow relating to such Excess Cash Flow Prepayment Date and the details of the calculation of the amount of the Notes offered to be prepaid.”
          (k) Paragraph 5A. Reporting Requirements. Paragraph 5A of the Agreement is hereby amended by (i) deleting the “and” at the end of clause (x), (ii) amending and restating clause (xi), (iii) adding new clauses (xii), (xiii), (xiv) and (xv) at the end thereof, (iv) deleting the second to the last paragraph therein and (v) amending and restating the last paragraph in its entirety as follows:
          “(xi) Monthly Financials, Operating Report and Cash Flow Budget. As soon as available and in any event within 35 days after the end of each month of each calendar year of the Company, commencing with the month ending February 28, 2009, (a) an unaudited Consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and unaudited Consolidated statements of operations, changes in partners’ capital and cash flows of the Company and its Subsidiaries for the period commencing at the end of the preceding fiscal year and ending with the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding period of the preceding fiscal year and the actual to budgeted performance, all in reasonable detail and duly certified (subject to normal year-end audit adjustments and the absence of footnotes) by the chief financial officer, chief accounting officer or Vice President — Finance of the Ultimate General Partner as having been prepared in accordance with GAAP, together with a certificate of said officer stating that no Default or Event of Default has occurred and is continuing or, if a Default or an Event of Default has occurred and is continuing, a statement as to the nature thereof and the action that the Company proposes to take with respect thereto, (b) an operating report containing the information specified on Schedule 5A hereto and (c) a rolling 13 week cash flow budget in form mutually satisfactory to the Required Holder(s) and the Company, including forecasts of receipts and disbursements prepared by management of the Company and a comparison of actual to budgeted performance;
          (xii) Interests in Real Property. As soon as available, but in any event (a) within 60 days after the end of each fiscal quarter of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2009, a summary of substantially all new real property interests (including owned and leased properties, easements and other property interests) acquired and recorded by the Company or any Subsidiary (“Newly Acquired Real Property Report”) during the preceding fiscal quarter and (b) within 90 days after the Amendment No. 4 Effective Date, a report on the progress of completing the post-closing requirements set forth in paragraph 5W;

          (xiii) Capital Expenditures. As soon as available, but in any event within 45 days after the end of each fiscal quarter of each fiscal year of the Company, commencing with the fiscal quarter ending March 31, 2009, a report detailing Capital Expenditures (i) actually made during such fiscal year of the Company compared to the budgeted amount therefor and (ii) projected for the remainder of such fiscal year;
          (xiv) Annual Budget. As soon as available, but in any event within 60 days after the end of each fiscal year of the Company, an annual business plan and budget of the Company and its Subsidiaries on a Consolidated basis, prepared on a basis consistent with past practices, including forecasts prepared by management of the Company, in form reasonably satisfactory to the Required Holder(s); and
          (xv) Other Information. Promptly upon request, such additional information regarding the financial position, assets or business (including with respect to environmental matters) of the Company or any Subsidiary as any Holder may reasonably request from time to time.
Together with any financial statements delivered under clauses (i) or (ii) hereof, the Company shall deliver a schedule showing the interest accrued on the Notes during such fiscal quarter and showing the computations in reasonable detail.”
          (l) Paragraph 5R. Newly Acquired Real Property. Paragraph 5R of the Agreement is hereby amended and restated in its entirety as follows:
     “Paragraph 5R. Newly Acquired Real Property. Within 90 days (or such longer period as permitted by the Collateral Agent in its sole discretion) after each Newly Acquired Real Property Report is due, but in any event within 180 days after each Newly Acquired Real Property Report is due, the Collateral Agent and the Holders shall have received deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably satisfactory to the Collateral Agent and its counsel and counsel for the Required Holder(s), covering all real property interests owned by the Company and each Guarantor as reflected on the Newly Acquired Real Property Report (other than any such real property that the Collateral Agent and the Required Holder(s) each determines a perfected Lien is unnecessary due to the cost in relation to the benefit; provided, however, that such determination by the Required Holder(s) shall not be required so long as the aggregate amount of the cost of all real property with respect to which the Collateral Agent has determined under this paragraph 5R a lien is unnecessary does not exceed $5,000,000), duly executed by the Company or such Subsidiary.”
          (m) Paragraph 5S. Leverage Fee. A new paragraph 5S is hereby added to the end of paragraph 5 to read as follows:
     “Paragraph 5S. Leverage Fee. The Company shall either make (a)(i) prepayments of principal under the Bank Agreement resulting in corresponding lending commitment reductions under the Bank Agreement in accordance with Section 2.04(b)(vi) of the Bank Agreement (other than as a result of Section 2.04(b)(viii) of the

Bank Agreement) and (ii) corresponding payments of principal of the Notes (other than PIK Notes) in accordance with paragraph 4A(ii) and/or (b)(i) prepayments of principal under the Bank Agreement resulting in corresponding lending commitment reductions under the Bank Agreement in accordance with Section 2.03(a) of the Bank Agreement and (ii) prepayments of principal of the Notes (other than PIK Notes) in accordance with paragraph 4B, but only if any lending commitment reductions under the Bank Agreement occur simultaneously with a pro rata (in accordance with the relative outstanding principal amount of the Bank Obligations and the Notes (other than PIK Notes)) prepayment of the Notes (other than PIK Notes) under paragraph 4B, in at least the cumulative amounts and on or before the dates set forth on the Leverage Fee Grid or the Company will pay to each Holder a leverage fee equal to the product of aggregate outstanding principal amount of the Notes (other than PIK Notes) held by such Holder in effect on the date set forth on the Leverage Fee Grid and the applicable percentage set forth on the Leverage Fee Grid (collectively, the “Leverage Fee”). Notwithstanding anything to the contrary contained herein, payments made and corresponding commitment reductions related thereto under Sections 2.03(c) and 2.04(b)(viii) of the Bank Agreement or the required prepayments of the Notes under paragraphs 4A(i) and 4F shall not be included to determine Company’s compliance with this paragraph 5S. Such Leverage Fee shall be fully earned on the date indicated but shall be due and payable on the Refinancing Date. The receipt by the Holders of any Leverage Fee shall not constitute a waiver of any Default or Event of Default.
          To the extent that a consent from the Required Holder(s) is necessary in order to permit a certain Asset Disposition for which the Net Cash Proceeds are to be included in the calculation of cumulative prepayments required hereunder, the Holders shall not charge a fee; provided, however, such agreement not to charge a consent fee shall be limited to a consent for which the sole purpose is to permit such Asset Disposition notwithstanding the $10,000,000 limitation in paragraph 6C(5)(vii).”
          (n) Paragraph 5T. Recalculation of Leverage Ratio. A new paragraph 5T is hereby added to the end of paragraph 5 to read as follows:
     “Paragraph 5T. Recalculation of Leverage Ratio. If, as a result of any restatement of or other adjustment to the financial statements of the Company, the Company or the Required Holder(s) determine in good faith that (i) the Leverage Ratio as calculated by the Company as of any applicable date was inaccurate and (ii) a proper calculation of the Leverage Ratio would have resulted in greater Additional Interest for such period, the Company shall immediately and retroactively be obligated to pay to the Holders, promptly on demand by the Required Holder(s) (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Company under the Bankruptcy Code of the United States, automatically and without further action by any Holder), an amount equal to the excess of the amount of Additional Interest that should have been paid for such period that is greater than the amount of Additional Interest actually paid by the Company for such period. This paragraph shall not limit the rights of any Holder under any other provision of this Agreement. The Company’s obligations under this paragraph shall survive the repayment of all Obligations hereunder.”

          (o) Paragraph 5U. Quarterly Update Calls. A new paragraph 5U is hereby added to the end of paragraph 5 to read as follows:
     “Paragraph 5U. Quarterly Update Calls. The Company shall have a periodic update call with the Holders within 45 days after the last Business Day of each fiscal quarter of the Company (or at another time reasonably requested by the Required Holder(s)) to discuss matters reasonably requested by the Required Holder(s) including but not limited to progress updates on the Company’s strategic alternatives.”
          (p) Paragraph 5V. Cash Management Accounts. A new paragraph 5V is hereby added to the end of paragraph 5 to read as follows:
     “Paragraph 5V. Cash Management Accounts. The Company shall and cause its Subsidiaries to maintain its deposit accounts, disbursement accounts and other cash management accounts (collectively, the “Cash Management Accounts”) with a Bank or an Affiliate of a Bank which is a party to the Intercreditor Agreement, provided, however, to the extent that a Cash Management Account is with a Bank or an Affiliate of a Bank that ceases to be a party to the Bank Agreement Documents, the Company shall cause such account to be transferred to another Bank or closed within 30 days.”
          (q) Paragraph 5W. Post-Closing Covenants. A new paragraph 5W is hereby added to the end of paragraph 5 to read as follows:
          “Paragraph 5W. Post-Closing Covenants.
     (a) Within 90 days (or such longer period as permitted by the Collateral Agent in its sole discretion) after the Amendment No. 4 Effective Date, but in any event within 180 days after the Amendment No. 4 Effective Date, the Company shall deliver to the Collateral Agent and the Holders the following:
     (i) deeds of trust, trust deeds, deeds to secure debt, mortgages, leasehold mortgages and leasehold deeds of trust, in form reasonably satisfactory to the Collateral Agent and its counsel and counsel for the Required Holder(s), and covering all unencumbered property interests held by the Company and each Guarantor as reflected on the Perfection Certificate (other than any such real property that the Collateral Agent and the Required Holder(s) each determines a perfected Lien is unnecessary due to the cost in relation to the benefit; provided, however, that such determination by the Required Holder(s) shall not be required so long as the aggregate amount of the cost of all real property with respect to which the Collateral Agent has determined under this paragraph 5W(i) a lien is unnecessary does not exceed $10,000,000), duly executed by the Company or such Guarantor;
     (ii) account control agreements in form reasonably satisfactory to the Collateral Agent and counsel to the Required Holder(s) and duly executed by the appropriate parties with respect to each deposit account and each securities account of the Company and each Subsidiary that is not already the subject to an account control agreement in favor of the Collateral Agent; and

     (iii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with the certificates of insurance, naming the Collateral Agent, on behalf of the Holders, the Banks and the Administrative Agent under the Bank Agreement, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Company and its Subsidiaries that constitute Collateral.
     (b) Within 5 Business Days after the Amendment No. 4 Effective Date, the Company shall deliver to each Holder duly executed (i) amended and restated Notes to reflect the amendments thereto made in Amendment No. 4 and (ii) Related PIK Notes.
     (c) Within 45 days after the Amendment No. 4 Effective Date, the Company shall deliver to the Collateral Agent and the Holders, a complete and duly executed updated Perfection Certificate in form and substance reasonably satisfactory to counsel to the Holders.”
          (r) Paragraph 6A(1). Capital Expenditures. Paragraph 6A(1) of the Agreement is hereby amended and restated in its entirety as follows:
     “Paragraph 6A(1). Capital Expenditures. The Company will not, or permit any Subsidiary to, make or become legally obligated to make any Capital Expenditure, except for Capital Expenditures in the ordinary course of business not exceeding, in the aggregate for the Company and its Subsidiaries during each fiscal year set forth below, the amount set forth opposite such fiscal year;

Fiscal Year	Amount

2009	$120,000,000
2010 and any fiscal year thereafter	$75,000,000
provided, however; that (i) any amounts of permitted Capital Expenditures not made during any fiscal year may be carried forward and expended during the subsequent fiscal year, (ii) Capital Expenditures in the amount of $18,400,000 that, in accordance with GAAP, have been accrued by the Company on its financial statements for the fiscal year ended December 31, 2008 but made in 2009 shall be excluded when calculating the Capital Expenditures made in 2009, and (iii) the limitation on Capital Expenditures set forth above for fiscal year 2010 and thereafter shall not apply after the Leverage Ratio as of the end of each fiscal quarter for four consecutive fiscal quarters for the Company and its Subsidiaries on a Consolidated basis is less than 4.25 to 1.00. Notwithstanding anything to the contrary contained herein, Capital Expenditures made with Excess Proceeds shall be excluded from the calculation of aggregate Capital Expenditures permitted hereunder for any fiscal year.”
          (s) Paragraph 6A(2). Interest Charge Coverage Ratio. Paragraph 6A(2) of the Agreement is hereby amended and restated in its entirety as follows:

     “6A(2). Interest Charge Coverage Ratio. The Company shall not, as of the end of any fiscal quarter, permit the Interest Charge Coverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be less than the applicable ratio set forth below:

Minimum Interest Charge
Fiscal quarter ending:	Coverage Ratio
March 31, 2009	1.75:1.00
June 30, 2009	1.50:1.00
September 30, 2009	1.30:1.00
December 31, 2009	1.15:1.00
March 31, 2010	1.25:1.00
June 30, 2010	1.50:1.00
September 30, 2010 and December 31, 2010	1.75:1.00
March 31, 2011 and each fiscal quarter thereafter	2.50:1.00”
          (t) Paragraph 6A(3). Leverage Ratio. Paragraph 6A(3) of the Agreement is hereby amended and restated in its entirety as follows:
     “6A(3). Leverage Ratio. The Company shall not, as of the end of any fiscal quarter, permit the Leverage Ratio for the Company and its Subsidiaries on a Consolidated basis to be greater than the applicable ratio set forth below:

Maximum Leverage
Fiscal quarter ending:	Ratio
March 31, 2009	7.25:1.00
June 30, 2009 and September 30, 2009	8.25:1.00
December 31, 2009	8.50:1.00
March 31, 2010	8.00:1.00
June 30, 2010	6.65:1.00
September 30, 2010	5.25:1.00
December 31, 2010	5.00:1.00
March 31, 2011, June 30, 2011, September 30, 2011, December 31, 2011 and March 31, 2012	4.50:1.00
June 30, 2012 and each fiscal quarter thereafter	4.25:1.00”
          (u) Paragraph 6B. Distribution, Etc. Clauses (ii) and (iii) of paragraph 6B of the Agreement are hereby amended and restated in their entirety as follows:
     “(ii) provided that no PIK Notes are outstanding and no Default or Event of Default exists before or immediately after such distribution (a) so long as the Leverage Ratio as of the fiscal quarter as to which such Minimum Quarterly Distribution relates is less than 4.25:1.00 but greater than or equal to 4.00:1.00 (after giving pro forma effect to such Minimum Quarterly Distributions described hereunder as though paid in such fiscal quarter), the Company may declare and pay Minimum Quarterly Distributions and (b) so long as the Leverage Ratio as of the fiscal quarter as to which such Quarterly Distribution relates is less than 4.00:1.00 (after giving pro forma effect to such Quarterly Distributions described hereunder as though paid in such fiscal quarter), the Company may declare and pay Quarterly Distributions;
     (iii) the Company may pay Minimum Quarterly Distributions and Quarterly Distributions within 60 days after the date of declaration thereof if, at the date of declaration, such payment would comply with clause (ii) of this paragraph 6B;”
          (v) Paragraph 6C(1). Liens, Etc. Paragraph 6C(1) of the Agreement is hereby amended by (i) amending and restating clause (i) in its entirety, (ii) amending and restating clause (iii) in its entirety, (iii) deleting the “and” at the end of clause (xi), (iv) deleting the “.” at the end of clause (xii) and inserting therefor “; and” and (v) adding a new clause (xiii) at the end thereof as follows:
     “(i) Liens created by the Security Documents (provided, that the obligations of the Company to the Banks and Affiliates of the Banks in respect of Interest Rate Contracts and Hydrocarbon Hedge Agreements may be secured by such Liens only so long as, with respect to each Bank or Affiliate thereof, the Bank remains a Bank under the Bank Agreement and such Bank or such Affiliate is a party to the Intercreditor Agreement);
* * *
     (iii) Liens securing obligations of such Person as lessee under Capital Leases permitted by paragraph 6C(2)(viii);
* * *
     (xiii) Liens on any Hydrocarbon Cash Collateral provided for the benefit of the New York Mercantile Exchange that do not exceed $50,000,000 in the aggregate at any time outstanding.”
          (w) Paragraph 6C(2). Debt. Paragraph 6C(2) of the Agreement is hereby amended by (i) deleting the last paragraph of paragraph 6C(2) and (ii) amending and restating clauses (vii), (viii) and (x) in their entirety as follows:
          “(vii) [Intentionally Deleted];
     (viii) Debt in respect of Capital Leases and Debt secured by Liens permitted by paragraph 6C(1)(iv), not exceeding $70,000,000 in aggregate principal amount at any time outstanding;
* * *
     (x) unsecured Debt in addition to Debt otherwise permitted herein not exceeding $30,000,000 in aggregate principal amount at any time outstanding; provided,

that, on and after the Amendment No. 4 Effective Date, no Debt shall be permitted under this clause (x) other than Debt issued or incurred by the Company or any Subsidiary that is a Guarantor;”
          (x) Paragraph 6C(4). Mergers, Acquisitions, Etc. Paragraph 6C(4) of the Agreement is hereby amended by (i) amending and restating clause (i) in its entirety, (ii) deleting the “and” at the end of clause (iv), (iii) deleting the “.” at the end of clause (v) and inserting therefor “; and” and (iv) adding a new clause (vi) at the end thereof as follows:
     “(i) so long as no Default or Event of Default exists before or immediately after such event, the Company or any Subsidiary may make any Acquisition; provided, however, that any such Acquisition shall be permitted only if, (a) before the effectiveness of such Acquisition and to the extent required by the Required Holders, the Company delivers to the Holders (I) guaranties, mortgages, deeds of trust, security agreements, releases, UCC financing statements and UCC terminations, duly executed by the parties thereto, in form and substance satisfactory to the Required Holders and accompanied by UCC searches, title investigations and legal opinions (except with respect to priority) demonstrating that, upon the effectiveness of such Acquisition and the recording and filing of any necessary documentation, the Collateral Agent will have an Acceptable Security Interest on the Property to be acquired, (II) such other legal opinions in relation to the documents described in the foregoing subclause (I) as the Required Holders may reasonably request, and (III) evidence of company authority to enter into, and environmental assessments with respect to, such Acquisition, (b) the Company or such Guarantor is the acquiring or surviving entity, (c) the Acquisition would not reasonably be expected to cause a Default or Event of Default, (d) after giving effect to such Acquisition on a pro forma basis, the Company would have been in compliance with all of the covenants contained in this Agreement, including, without limitation, paragraph 6A as of the end of the most recent fiscal quarter, (e) the acquisition target is in the same or similar line of business as the Company and its Subsidiaries, (f) the terms of paragraph 6G are satisfied, and (g) if such Acquisition occurs before the Bank Agreement Refinancing Date or if the Leverage Ratio as of the fiscal quarter most recently ended prior to such Acquisition (after giving effect to such Acquisition on a pro forma basis) is greater than or equal to 4.25:1.00, such Acquisition is funded solely by use of Excess Proceeds;
* * *
     (vi) so long as no Default or Event of Default exists before or immediately after such event, the Company may merge with or consolidate with any other Person, provided, however, that such merger or consolidation shall be permitted only if, (a) the Company is the surviving entity of such merger or consolidation, (b) no Change of Control results therefrom, (c) immediately after giving effect to such merger or consolidation, the Leverage Ratio and the Interest Charge Coverage Ratio shall not be negatively impacted, (d) the Collateral Agent will have an Acceptable Security Interest in all of the Collateral and each Guarantor will remain a Guarantor of the Obligations (unless such Guarantor is dissolved or merged into another Guarantor in connection with such transaction as otherwise permitted by this paragraph 6C(4)) and (e) the result of such merger taken as a whole will not be materially adverse to the interests of the Holders; provided, however, if as a result of such transaction the Company’s entity type (e.g., corporation, partnership, limited liability company or other) or tax nature changes (i) the Company shall deliver to the Holders such opinions of counsel and corporation, limited liability company or partnership documents in connection therewith as the Required Holder(s) may reasonably request and (ii) the Company and the Holders agree that this Agreement will be amended in a manner reasonably satisfactory to the Required Holder(s) (x) to make appropriate changes to reflect any changes to the entity type and/or tax nature of the Company while preserving the substance and terms of this Agreement and (y) without the payment of a consent fee or other fee with respect solely to the amendments to this Agreement specified in clause (x).”
          (y) Paragraph 6C(5)(vii). Sales, Etc. of Property. Paragraph 6C(5)(vii) of the Agreement is hereby amended and restated in its entirety as follows:
     “(vii) so long as no Default or Event of Default has occurred and is continuing or exists before or immediately after such event, (a) sales or transfers of new equipment by the Company or any Subsidiary in the ordinary course of business consistent with historical practice to any Person whereby the Company or any Subsidiary shall then or thereafter rent or lease as lessee such new equipment or any part thereof to use for substantially the same purpose or purposes as the new equipment sold or transferred, (b) relatively contemporaneous like-kind exchanges in the ordinary course of business and consistent with historical practice of the Company’s or its Subsidiaries’ assets for consideration not exceeding $10,000,000 in the aggregate in any fiscal year of the Company and (c) other sales, leases, transfers and dispositions of Property for consideration not exceeding $10,000,000 in the aggregate in any fiscal year of the Company (such amount not to include the proceeds of the Arkoma Sale); provided, that, the Net Cash Proceeds of such dispositions permitted by clauses (a) and (c) are used to prepay Notes to the extent required under paragraph 4A(ii)(a).”
          (z) Paragraph 6J. Bank Agreement. Paragraph 6J is hereby amended and restated in its entirety to read as follows:
     “Paragraph 6J. Bank Agreement. The Company will not amend, supplement or otherwise modify any term of the Bank Agreement without the prior written consent of the Required Holder(s), which consent will not be unreasonably withheld, which amendment, supplement or modification would have the effect of (i) increasing the aggregate commitments under the Bank Agreement above $1,300,000,000, (ii) increasing the rate of interest except with respect to imposing the default rate as provided for in the Bank Agreement on the date hereof or any fees charged on the Bank Obligations, (iii) adding any affirmative covenant, negative covenant or event of default, (iv) changing any affirmative covenant, negative covenant or event of default, or any definition used therein, if such change is adverse to the Company or (v) making any other change materially adverse to the interests of the Holders.”
          (aa) Paragraph 6N. Equity Issuance Proceeds. Paragraph 6 of the Agreement is hereby amended to add a new paragraph 6N as follows:

     “6N. Equity Issuance Proceeds. The Company shall not receive any proceeds from any Equity Issuance, unless it shall have provided to the Holders a certificate signed by a Responsible Officer of the Company certifying that all of the conditions to borrowing under the Bank Agreement have been fulfilled or will be fulfilled after any payment of any such proceeds to the Banks under the Bank Agreement and that the Company will be able to borrow under the Bank Agreement the funds necessary to enable the Company to make the prepayments on the Notes required pursuant to paragraph 4A(ii)(d) as a result of such Equity Issuance.”
          (bb) Paragraph 6O. Hydrocarbon Hedge Agreements and Interest Rate Contracts. A new paragraph 6O is added to the end of paragraph 6 to read as follows:
     “Paragraph 6O. Hydrocarbon Hedge Agreements and Interest Rate Contracts. The Company shall not and shall not permit any Subsidiary to be a party to or in any manner liable on any Hydrocarbon Hedge Agreement or Interest Rate Contract except:
     (i) Hydrocarbon Hedge Agreements with the purpose and effect of hedging prices on Hydrocarbons that are (i) consistent in all material respects with the Company’s risk management policies and historical practices and (ii) not speculative in nature;
     (ii) Interest Rate Contracts with the purpose and effect of fixing interest rates on a principal amount of indebtedness of the Company that is accruing interest at a variable rate that are (a) consistent with the Company’s risk management policies and historical practices and (b) not speculative in nature; and
     (iii) Except for the Collateral under the Security Documents with respect to the Bank Obligations and the Obligations, no Hydrocarbon Hedge Agreement or Interest Rate Contract maintained with any Bank or any Affiliate of a Bank may require the Company or any Subsidiary to put up money, assets or other security against the event of its nonperformance prior to actual default by the Company or any Subsidiary in performing its obligations. No documents evidencing a Hydrocarbon Hedge Agreement or Interest Rate Contract maintained with any Bank or any Affiliate of any Bank shall be amended or modified in any way to advantage a counterparty thereto without amending or modifying all Hydrocarbon Hedge Agreements or Interest Rate Contracts (as applicable) maintained with any Bank or any Affiliate of a Bank to equally advantage such other counterparties.”
          (cc) Paragraph 7A(ii). Acceleration. Paragraph 7A(ii) of the Agreement is hereby amended and restated in its entirety as follows:
     “(ii) the Company defaults in the payment of any Leverage Fee or interest on any Note for more than three Business Days after the date due; or”

          (dd) Paragraph 7A(xiv) and (xv). Acceleration. Paragraphs 7A(xiv) and (xv) of the Agreement are hereby amended by deleting the reference to “paragraphs 6C(5) and 11T” where it appears therein and inserting therefor “paragraph 6C(5)”.
          (ee) Paragraph 10A. Yield-Maintenance Terms. Paragraph 10A of the Agreement is hereby amended by amending and restating the following terms as follows:
     “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to paragraph 4A(ii) or 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
     “Designated Spread” means 1.00% in the case of each Series A Note and Series B Note, 0.50% in the case of each Series C Note, Series D Note, Series E Note and Series F Note, and 0% in the case of each Note of any other Series unless the Supplement with respect to the Notes of such Series specifies a different Designated Spread, in which case Designated Spread shall mean, with respect to each Note of such Series, the Designated Spread so specified; provided, that, for purposes of determining the Yield-Maintenance Amount of any Note upon acceleration thereof as a result of a failure by the Company to make any prepayment of the Notes required by paragraph 4A(ii)(d), then the Designated Spread provided herein for each Series of Notes shall be equal to 0.50%.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to paragraph 4A(ii) or 4B or is declared to be immediately due and payable pursuant to paragraph 7A, as the context requires.
          (ff) Paragraph 10A. Yield-Maintenance Terms. Paragraph 10A of the Agreement is hereby further amended by amending the definition of “Yield-Maintenance Amount” to add a new sentence at the end thereof to read as follows:
     “Notwithstanding any provisions in clauses (a) through (f) above, upon acceleration of any Note as a result of a failure by the Company to make any prepayment of the Notes required by paragraph 4A(ii)(d), the Yield-Maintenance Amount for each Note shall be an amount equal to the excess, if any, of the Discounted Value of the Called Principal of such Note over the sum of (i) such Called Principal plus (ii) interest accrued thereon as of (including interest due on) the Settlement Date with respect to such Called Principal, no matter what the Settlement Date is with respect to such acceleration, if greater than the amount that is otherwise determined pursuant the applicable clause (a) through (f) for such Note.”
          (gg) Paragraph 10B. Other Terms. Paragraph 10B of the Agreement is hereby amended by amending and restating or adding the following new terms in their appropriate alphabetical order as follows:
     “Additional Interest” shall have the meaning specified in paragraph 1I.
     “Amendment No. 4” means Letter Amendment No. 4, dated as of February 27, 2009, among the Company and the Holders.

     “Amendment No. 4 Effective Date” shall have the meaning given in Amendment No. 4.
     “Applicable Percentage” means, (a) with respect to the Net Cash Proceeds from any Asset Disposition, Recovery Event or issuance or incurrence of Debt, other than Debt permitted by paragraph 6C(2), 100% and (b) with respect to Net Cash Proceeds from the issuance or incurrence of any Debt permitted by paragraph 6C(2)(x) or 6C(2)(xi) or any Equity Issuance, the percentage set forth below for such proceeds:

Leverage Ratio
(giving pro forma effect to
such transaction and the use
of proceeds thereof for the		Percentage of Net
proportional level of	Percentage of	Cash Proceeds from
Leverage Ratio)	Net Cash Proceeds	Equity Issuances that
as of the fiscal quarter most	from Debt that must be	must be used for
recently ended	used for prepayment	prepayment
≥ 4.50	100%	50%
≥ 3.50 and < 4.50	50%	25%
< 3.50	0%	0%
     “Arkoma Sale” means the transactions contemplated by that certain Asset Purchase Agreement dated as of February 9, 2009, among Producers Gas Gathering, JV, Crosstex Arkoma, LLC, and Crosstex Energy Services, L.P.
     “Asset Disposition” means any sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any Property or any series of related dispositions of Property by the Company or any Subsidiary, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith in which the Property disposed either (a) generates EBITDA greater than or equal to 1% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii) or (b) has an aggregate book value greater than 1% of the book value of the consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii); provided, that the term “Asset Disposition” shall not include any transaction permitted by (x) paragraph 6C(5)(i), (y) the first $5,000,000 of Net Cash Proceeds received in any fiscal year of the Company or its Subsidiaries in the aggregate pursuant to paragraph 6C(5)(ii), and (z) paragraph 6C(5)(iii), (iv), (v), (vi) or (vii)(b); provided, that, no sale, transfer, license, lease or other disposition of Property shall be excluded as an “Asset Disposition” if resulting in a permanent reduction in the lending commitments under the Bank Agreement.
     “Bank Agreement Refinancing Date” means the date of the refinancing (whether (i) by amendment and restatement of the Bank Agreement that extends the terms of the commitments to lend or provide other financial accommodations thereunder to after June 29, 2011 or (ii) otherwise) of the Company’s obligations under the Bank Agreement.
     “Bank Leverage Fee” means a fee equal to the product of aggregate commitments in effect under the Bank Agreement on the date set forth on the Leverage Fee Grid and the applicable percentage set forth on the Leverage Fee Grid.
     “Capital Assets” means, with respect to any Person, all equipment, fixed assets and real Property or improvements of such Person, or replacements or substitutions therefor or additions thereto, that, in accordance with GAAP, have been or should be reflected as additions to property, plant or equipment on the balance sheet of such Person.
     “Capital Expenditures” means, with respect to any Person for any period, any expenditure in respect of the purchase or other acquisition of any Capital Asset (excluding normal replacements and maintenance which are properly charged to current operations). For purposes of this definition, the purchase price (or, if such Capital Asset has already been purchased, the fair market value) of any Capital Asset that is traded in, swapped or exchanged for any existing Capital Asset or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount by which such purchase price exceeds the credit granted by the seller of such Capital Asset for the Capital Asset being traded in at such time or the amount of such insurance proceeds, as the case may be.
     “Cash Interest Expense” means, for the Company and its Subsidiaries determined on a Consolidated basis, for any period, Interest Expense for such period, less, to the extent included in the calculation of Interest Expense, the sum of (a) any Additional Interest paid during such period by adding the amount thereof to any PIK Note (to the extent attributable to interest for such period) and interest on the PIK Notes, (b) amortization of debt issuance costs, debt discount or premium and other financing fees and expenses incurred by the Company or any of its Subsidiaries, and (c) the incurrence of any obligation to pay the Leverage Fee and the Bank Leverage Fee.
     “Cash Management Accounts” shall have the meaning specified in paragraph 5V.
     “Collateral” means all Collateral as defined in each of the Security Agreements and each of the Mortgages and all property in which a security interest is granted to the Collateral Agent under any other Security Document.
     “Costs of Amendments” means all upfront, consent, legal, professional and advisory fees paid by the Company (whether or not incurred by the Company) in connection with the negotiation and execution, delivery and performance of the Company’s obligations under (a) each amendment to the Bank Agreement executed on or prior to the Amendment No. 4 Effective Date, among the Company, the Banks party thereto, and the Administrative Agent and (b) each amendment to this Agreement executed on or prior to the Amendment No. 4 Effective Date, among the Company, the Guarantors and the Holders party thereto.

     “Default Rate” means, for any Note at any time upon the occurrence of an Event of Default and until such Event of Default has been cured or waived in writing, a rate of interest per annum from time to time equal to the lesser of (i) the maximum rate permitted by applicable law and (ii) the greater of (a) 2% over the coupon rate for such Note over the rate of interest in effect immediately prior to such Event of Default and (b) 2.0% over the rate of interest publicly announced by JPMorgan Chase Bank from time to time in New York City as its Prime Rate, plus, in either case, any Additional Interest.
     “EBITDA” means, for the Company and its Subsidiaries on a Consolidated basis for any period, (a) Net Income for such period plus (b) to the extent deducted in determining Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items for such period minus (c) to the extent included in determining Net Income, all noncash items increasing Net Income for such period plus (d) to the extent deducted in determining Net Income, Costs of Amendments. Notwithstanding the foregoing, the purchase price of commodity derivative instruments, net of all proceeds from the sale of such instruments, may be amortized over the remaining term of such instruments.
     For purposes of calculating the Leverage Ratio and Interest Coverage Ratio, EBITDA shall be calculated, on a pro forma basis, after giving effect to, without duplication, any Acquisition permitted under the terms of this Agreement occurring during the period commencing on the first day of such period to and including the date of such Acquisition (the “Reference Period”), as if such Acquisition occurred on the first day of the Reference Period. In making the calculation contemplated by the preceding sentence, EBITDA generated or to be generated by such acquired Person or by such acquired Property shall be determined in good faith by the Company based on reasonable assumptions and may take into account pro forma expenses that would have been incurred by the Company and its Subsidiaries in the operation of such acquired Person or acquired Property, during such period computed on the basis of personnel expenses for employees retained or to be retained by the Company and its Subsidiaries in the operation of such acquired Person or acquired Property and non-personnel costs and expenses incurred by the Company and its Subsidiaries in the operation of the Company’s and its Subsidiaries’ business at similarly situated facilities of the Company or any of its Subsidiaries; provided, however, that such pro forma calculations shall be reasonably acceptable to the Required Holder(s) if the Company does not provide the Holder with an Approved Consultant’s Report supporting such pro forma calculations.
     For purposes of calculating the Leverage Ratio and the Interest Coverage Ratio, EBITDA shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, EBITDA attributable to a particular asset subject to an Asset Disposition prepayment required by paragraph 4A(ii)(a) after giving effect to such Asset Disposition occurring during the period commencing on the first day of such period to and including the date of such Asset Disposition (the “Asset Disposition Reference Period”), as if such Asset Disposition occurred on the first day of the Asset Disposition Reference Period.

     Notwithstanding any provision of this Agreement which may otherwise be to the contrary, if any lease pursuant to the Eunice Lease Documents is treated under GAAP as a Capital Lease, then, for all computations of EBITDA hereunder, such lease shall be treated as an operating lease and Net Income, Interest Expense, taxes, depreciation, amortization and other noncash items, for all purposes of determining EBITDA under this Agreement for any period, shall be adjusted as though such lease was accounted for as an operating lease.
     “ECF Capital Expenditures” means, for any period, without duplication, the sum of all expenditures made by the Company and its Subsidiaries during such period for Capital Assets, but excluding (a) any such expenditures financed with Excess Proceeds, and (b) expenditures made with amounts paid to the Company and its Subsidiaries by third parties aiding in construction for such Capital Assets. For the sake of clarity amounts paid to the Company and its Subsidiaries by third parties aiding in construction for Capital Assets that have not been expended in construction for such Capital Assets shall not be included in the calculation of ECF Capital Expenditures.
     “Excess Cash Flow” means, for any fiscal year of the Company, the excess (if any) of (a) EBITDA for such fiscal year (without giving effect to any pro forma adjustments made to EBITDA as a result of Acquisitions or Asset Dispositions) over (b) the sum (for such fiscal year), without duplication, of (i) Cash Interest Expense, (ii) scheduled principal repayments on the Obligations and scheduled principal repayments and amortization of Debt permitted by paragraph 6C(2)(viii), to the extent actually made, (iii) all taxes actually paid in cash by the Company and its Subsidiaries during such fiscal year (excluding items included in this calculation during the prior year as a reserve) or that will be paid within six months after the end of such fiscal year and for which reserves have been established, (iv) all prepayments of Debt made by the Company pursuant to Section 2.03 of the Bank Agreement in amounts equal to the corresponding lending commitment reductions under the Bank Agreement in connection with such prepayments, (v) ECF Capital Expenditures actually made by the Company and its Subsidiaries as permitted hereunder, but excluding any such ECF Capital Expenditures made in such fiscal year where a certificate in the form contemplated by the following clause (vi) was previously delivered and (vi) ECF Capital Expenditures that the Company or any of its Subsidiaries shall, during such fiscal year, become obligated to make but that are not made during such fiscal year, provided that the Company shall deliver a certificate to the Holders not later than 90 days after the end of such fiscal year, signed by a Responsible Officer and certifying that such ECF Capital Expenditures were made during such 90-day period and were not financed with Excess Proceeds.
     “Excess Cash Flow Prepayment Amount” means an amount equal to 75% of Excess Cash Flow from each of the Company’s fiscal years ending December 31, 2009 and December 31, 2010; provided, that, if the Leverage Ratio for the fourth quarter of such fiscal year is less than 4.50:1.00, then, the “Excess Cash Flow Prepayment Amount” for such fiscal year shall be an amount equal to 50% of Excess Cash Flow from such fiscal year.

     “Excess Cash Flow Prepayment Date” means the date that is 90 days after the end of each of the Company’s fiscal years ending December 31, 2009 and December 31, 2010.
     “Excess Proceeds” means the Net Cash Proceeds from any issuance or incurrence of any Debt or Equity Issuance not required to be used to prepay the Bank Obligations pursuant to Section 2.04(b)(iii) and 2.04(b)(iv) of the Bank Agreement or the Obligations pursuant to paragraph 4A(ii)(c) and 4A(ii)(d).
     “Hydrocarbon Cash Collateral” means the amount of cash and Permitted Investments pledged and deposited with or delivered to a Person by the Company or any Subsidiary as collateral for obligations of the Company or any Subsidiary under any Hydrocarbon Hedge Agreements.
     “Interest Charge Coverage Ratio” means, for the Company and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) EBITDA for the four-fiscal quarter period then ended to (b) Cash Interest Expenses for the four-fiscal quarter period then ended.
     “Interest Expense” means, for the Company and its Subsidiaries determined on a Consolidated basis, for any period, the total interest, letter of credit fees, and other fees incurred in connection with any Debt for such period (excluding all Costs of Amendments), whether paid or accrued, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, all as determined in conformity with GAAP. For purposes of calculating the Interest Charge Coverage Ratio, Interest Expense shall be calculated by deducting, to the extent previously included in the calculation for any relevant period, the amount of interest incurred by the Company in connection with (a) advances under the Bank Agreement that have been prepaid pursuant to Section 2.04(b)(ii) of the Bank Agreement and (b) the principal amount of Notes that have been prepaid pursuant to paragraph 4A(ii)(a), in both instances, during the period commencing on the first day of such period to and including the date of such prepayment.
     “Leverage Fee” shall have the meaning specified in paragraph 5S.
     “Leverage Ratio” means, for the Company and its Subsidiaries on a Consolidated basis, as of the end of any fiscal quarter, the ratio of (a) Funded Debt for the Company and its Subsidiaries on a Consolidated basis as of the end of such fiscal quarter to (b) EBITDA for the four fiscal quarters then ended, provided, however, the outstanding principal amount of the PIK Notes and the incurrence of any obligation to pay the Leverage Fee and the Bank Leverage Fee shall not be included in the definition of Funded Debt for the calculation of the Leverage Ratio.
     “Leverage Fee Grid” means the grid set forth below, which is used to determine the Leverage Fee payable by the Company pursuant to paragraph 5S:

		Leverage Fee Payable
		Under this Agreement
		(based on the aggregate
		outstanding principal
	Cumulative Prepayments	amount of the Notes
	Under this Agreement and	(other than PIK Notes))
Period Ending	Bank Agreement	and the Bank Agreement
September 30, 2009	$100,000,000	1.00%
December 31, 2009	$200,000,000	1.00%
March 31, 2010	$300,000,000	2.00%
     “Material Subsidiary” means a Subsidiary of the Company having: either (a) 1% or more of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii); or (b) 1% of the book value of the Consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii); provided, however, to the extent that executing a Guaranty would result in adverse tax consequences with respect to any non-operating Subsidiary listed on Schedule 10B(4) hereto on the Amendment No. 4 Effective Date (as reasonably determined by the Company), such non-operating Subsidiary shall not be considered a “Material Subsidiary” unless such non-operating Subsidiary has (i) 5% or more of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii) or (ii) 5% of the book value of the Consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii).
     “Minimum Quarterly Distributions” shall have the meaning set forth in Section 1.1 of the Company Partnership Agreement.
     “Net Cash Proceeds” means (a) in connection with any Asset Disposition or Recovery Event, the proceeds thereof in the form of cash and cash equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Disposition or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees and insurance consultant fees, amounts required to be applied to the repayment of Debt secured by a Lien permitted hereunder on any asset which is the subject of such Asset Disposition or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof within two years of the date of the relevant Asset Disposition or Recovery Event as a result of any gain recognized in connection therewith (after taking into account any applicable tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of debt securities or instruments or the incurrence of loans or Equity Issuance, the cash proceeds or cash equivalents received from such issuance or incurrence or Equity Issuance, net of attorneys’ fees, investment banking fees, brokerage, finder’s or similar fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
     “Newly Acquired Real Property Report” shall have the meaning specified in paragraph 5A(xii).
     “Obligations” means all present and future indebtedness, liabilities and obligations of any kind and nature whatsoever of the Company or any Subsidiary, including, without limitation, default interest, interest accruing at the then applicable rate provided in this Agreement after the maturity of the Notes and interest accruing at the then applicable rate provided in this Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company or any Subsidiary, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, that arise under, out of, or in connection with, this Agreement or any other Loan Document, the Notes or any other document made, delivered or given in connection therewith, whether on account of principal, interest, Yield-Maintenance Amount, fees, indemnities, costs, expenses or otherwise (including, without limitation, all fees and disbursements of counsel to the Collateral Agent and the Holders that are required to be paid by the Company and the Guarantors pursuant to the terms of the Loan Documents or this Agreement).
     “Perfection Report” shall have the meaning specified in Amendment No. 4.
     “PIK Note Maturity Date” means the date that is 180 days after the Refinancing Date.
     “PIK Notes” shall have the meaning specified in paragraph 1H(6).
     “Recovery Event” means any settlement of or payment in respect of any property or casualty insurance claim (excluding any claim in respect of business interruption) or any condemnation proceeding relating to any asset of the Company or any of its Subsidiaries, in which the subject property either (a) generates EBITDA greater than or equal to 1% of EBITDA for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii) or (b) has an aggregate book value greater than 1% of the book value of the Consolidated assets of the Company and its Subsidiaries as of the end of the most recent fiscal quarter for which the Company has delivered financial statements pursuant to paragraph 5A(i) or (ii); provided, that, no such settlement or payment shall be excluded as a “Recovery Event” if resulting in a permanent reduction in the lending commitments under the Bank Agreement.
     “Refinancing Date” means the earlier of (i) June 29, 2011 and (ii) the Bank Agreement Refinancing Date.

     “Reinvestment Deferred Amount” with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Company or any of its Subsidiaries in connection therewith that are not required to be applied to prepay the Notes pursuant to paragraph 4A(ii)(a) or the Bank Obligations as a result of the delivery of a Reinvestment Notice.
     “Reinvestment Event” means any Recovery Event in respect of which a Reinvestment Notice has been delivered.
     “Reinvestment Notice” means a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Company (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of a Recovery Event to acquire assets useful in its business and/or to repair Property, as applicable.
     “Related PIK Notes” means, with respect to any Notes of any Series, the PIK Note of the Series with the same alphabetical designation as such Note issued with respect to such Note on the Amendment No. 4 Effective Date.
     “Required Holder(s)” means the Holder or Holders of at least 50.1% of the aggregate principal amount of the Notes outstanding at such time; provided, that, so long as there are at least two Holders each of which holds at least $15,000,000 principal amount of Series F Notes who were Holders of Series F Notes as of the Amendment No. 4 Effective Date, then any vote of Required Holder(s) must include at least two Holders each of which holds at least $15,000,000 of Series F Notes who were Holders of Series F Notes as of the Amendment No. 4 Effective Date. Each group of Holders who are Affiliated will be considered one Holder for this purpose.
     “Series A PIK Notes” shall have the meaning specified in paragraph 1H(1).
     “Series B PIK Notes” shall have the meaning specified in paragraph 1H(2).
     “Series C PIK Notes” shall have the meaning specified in paragraph 1H(3).
     “Series D PIK Notes” shall have the meaning specified in paragraph 1H(4).
     “Series E PIK Notes” shall have the meaning specified in paragraph 1H(5).
     “Series F PIK Notes” shall have the meaning specified in paragraph 1H(6).
          (hh) Paragraph 10B. Other Terms. Paragraph 10B of the Agreement is hereby further amended by deleting the following terms therefrom:
          “Acquisition Adjustment Period”
          “Collateral Release Date”
          “Excess Leverage Fee”

          “Proposed Prepayment Date”
          “RBC Event”
          “RBC Fee”
          “Scheduled Completion Date”
          “Senior Leverage Ratio”
          (ii) Paragraph 11C. Consents to Amendments. Paragraph 11C of the Agreement is hereby amended by deleting the word “decrease” before the words “the rate” in the first sentence of such paragraph.
          (jj) Paragraph 11T. Release of Collateral. Paragraph 11T of the Agreement is hereby amended and restated in its entirety as follows:
          “11T. [Intentionally Deleted].”
          (kk) Exhibits A-1 through A-5 to the Agreement. Exhibits A-1, A-2, A-3, A-4 and A-5 shall be amended and restated in their entirety as Exhibits A-1-A, A-2-A, A-3-A, A-4-A and A-5-A attached hereto.
          (ll) New Exhibits to the Agreement. The Agreement is hereby amended by adding the following new Exhibits A-1-B, A-2-B, A-3-B, A-4-B, A-5-B and A-6-B thereto to read as set forth in Exhibits A-1-B, A-2-B, A-3-B, A-4-B, A-5-B and A-6-B attached hereto.
          (mm) New Schedules to the Agreement. The Agreement is hereby amended by adding the following new Schedules 5A and 10B(4) thereto to read as set forth in Schedules 5A and 10B(4) attached hereto.
     2. Representations and Warranties. In order to induce the Holders to enter into this Amendment, the Company hereby represents and warrants as follows:
     (a) The execution, delivery and performance by the Company and the Guarantors of this Amendment, the Agreement, as amended hereby, and each of the documents described in paragraph 3 hereof to which each is a party, have in each case been duly authorized by all necessary limited liability company, limited partnership or other organizational action and do not and will not (i) contravene the terms of the Company Partnership Agreement or the partnership or limited liability company agreement or certificate of formation (or other organizational documents) of the General Partner, the Company or any of their Subsidiaries, (ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any contractual obligation to which the General Partner, the Company or any of their Subsidiaries is a party and which could subject any holder of Notes to any liability, (iii) conflict with or result in any breach or contravention of any order, injunction, writ or decree of any governmental authority binding on the General Partner, the Company, any of their Subsidiaries or their respective properties, (iv) violate any applicable law binding on or affecting the General

Partner, the Company or any of their Subsidiaries, or (v) adversely affect the enforceability of any Lien of the Security Documents.
     (b) Each of the representations and warranties contained in paragraph 8 of the Agreement is true and correct in all material respects on and as of the date hereof, and will be true and correct in all material respects immediately upon, and as of the date of, the effectiveness of this Amendment in each case except (i) to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date and (ii) with respect to the last sentence of paragraph 8B of the Agreement.
     (c) On and as of the date hereof, and after giving effect to this Amendment, no Default or Event of Default exists under the Agreement.
     (d) No Governmental Action or consent of any other Person under any agreement to which the Company or any of its Subsidiaries is a party (other than consents that have been obtained) is required for the due execution, delivery or performance by the Company or the Guarantors of this Amendment, the Agreement, as amended hereby, or each of the documents described in paragraph 3 hereof to be executed by the Company or any Guarantor.
     (e) This Amendment, the Agreement, as amended hereby, and each of the documents described in paragraph 3 hereof to be executed by the Company or any Guarantor, constitute legal, valid and binding obligations of the Company or such Guarantor, as applicable, enforceable against the Company or such Guarantor, as applicable, in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency, moratorium, reorganization or other similar laws affecting creditors’ rights generally or by general principles of equity (regardless of whether such enforceability is considered in any proceeding in law or in equity).
     (f) The quarterly and annual financial statements most recently delivered to each Holder pursuant to paragraphs 5A(i) and 5A(ii) of the Agreement fairly present the Consolidated financial condition of the Company and its Subsidiaries as of the respective dates thereof and the Consolidated results of the operations of the Company and its Subsidiaries for the respective fiscal periods ended on such dates, all in accordance with GAAP applied on a consistent basis (subject to normal year-end audit adjustments and the absence of footnotes in the case of the quarterly financial statements). Since September 30, 2008, no Material Adverse Effect has occurred. The Company and its Subsidiaries have no material contingent liabilities except as disclosed in such financial statements or the notes thereto.
     (g) There is no pending or, to the knowledge of the Company, threatened action or proceeding affecting the Company or any Subsidiary before any Governmental Person, referee or arbitrator that could reasonably be expected to have a Material Adverse Effect.
     (h) Neither the Company, the General Partner, the Ultimate General Partner nor any of their Subsidiaries have paid, or agreed to pay, any fees or other compensation to the lenders under the Bank Agreement for or with respect to the Amendment to Bank Agreement (as defined below) except for the fees and other compensation payable as set forth in the Bank Agreement, as amended by the Amendment to Bank Agreement, and an amendment fee of 0.50% of the amount of the Commitments (as defined in the Bank Agreement as in effect on the date hereof) of the lenders under the Bank Agreement executing the Amendment to Bank Agreement and the reimbursement of legal fees and expenses incurred in connection with the Amendment to Bank Agreement.
     (i) As of the date hereof, the Company has no (a) Material Subsidiaries other than those listed on Schedule 2(a) attached hereto and (b) non-Material Subsidiaries other than those listed on Schedule 2(b) attached hereto.
     3. Conditions to Effectiveness. When each of the following conditions have been satisfied the amendments to the Agreement in paragraph 1 shall become effective as of the date (the “Amendment No. 4 Effective Date”) first above written:
     (a) Each Holder shall have received the following, each to be dated the date of execution and delivery thereof unless otherwise indicated, and each to be in form and substance satisfactory to the Required Holder(s) and executed and delivered by each of the parties thereto:
     (i) this Amendment, duly executed by the Company, the Guarantors and the Holders;
     (ii) an executed copy of an amendment to the Bank Agreement providing for amendments to the Bank Agreement substantially the same as the amendments to the Agreement as set forth in this Amendment (the “Amendment to Bank Agreement”);
     (iii) an executed copy of an amendment to the Intercreditor Agreement;
     (iv) a completed and duly executed copy of a Perfection Certificate executed by the Company (the “Perfection Certificate”);
     (v) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of the Company and each Guarantor as the Required Holder(s) may reasonably require evidencing the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Amendment and the other Loan Documents to which the Company and such Guarantor is a party or is to be a party;
     (vi) such documents and certifications as the Required Holder(s) may reasonably require to evidence that the Company and each Guarantor is duly organized or formed, and that the Company and each Guarantor is validly existing, in good standing and qualified to engage in business; and
     (vii) such other documents, instruments and certificates as reasonably requested by the Required Holder(s).
     (b) each Holder shall have received a payment of an amendment fee in an amount equal to 0.50% times the aggregate principal amount of the Notes held by such Holder on the date of this Amendment, which receipt shall, for purposes of determining satisfaction of this condition precedent (but not for the purpose of determining whether such amendment fee was actually received by such Holder), absent manifest error, be conclusively determined upon the Company providing the Holders’ special counsel in connection with this Amendment with Federal reference numbers evidencing such payments (and the Company hereby agrees to pay each Holder such amendment fee on or before the Amendment No. 4 Effective Date).
     (c) The Company shall have paid the expenses of the special counsel to the Holders referred to in paragraph 5(c).
     (d) The representations and warranties set forth in paragraph 2 of this Amendment shall be true and correct on and as of the date hereof.
     4. Release. As a material part of the consideration for the Holders entering into this Amendment, the Company and each Guarantor executing this Amendment (collectively “Releasor”) agree as follows (the “Release Provision”):
     (a) Releasor hereby releases and forever discharges each Holder and each Holder’s predecessors, successors, assigns, officers, managers, directors, shareholders, employees, agents, attorneys, representatives, parent corporations, subsidiaries, and affiliates (hereinafter all of the above collectively referred to as “Noteholder Group”) jointly and severally from any and all claims, counterclaims, demands, damages, suits, actions, and causes of action of any nature whatsoever occurring prior to the date hereof, including, without limitation, all claims, demands, and causes of action for contribution and indemnity, whether arising at law or in equity, presently possessed, whether known or unknown, whether liability be direct or indirect, liquidated or unliquidated, presently accrued, whether absolute or contingent, foreseen or unforeseen, and whether or not heretofore asserted (“Claims”), which Releasor may have or claim to have against any of Noteholder Group, in each case to the extent such Claims arose out of or relate to the Agreement or the transactions contemplated thereby; except, as to any member of the Noteholder Group, to the extent that any such Claims results from any of gross negligence or willful misconduct of that member.
     (b) Releasor agrees not to sue any of Noteholder Group or in any way assist any other person or entity in suing Noteholder Group with respect to any claim released herein. The Release Provision may be pleaded as a full and complete defense to, and may be used as the basis for an injunction against, any action, suit, or other proceeding which may be instituted, prosecuted, or attempted in breach of the release contained herein.
     (c) Releasor acknowledges, warrants, and represents to Noteholder Group that:
     (i) Releasor has read and understands the effect of the Release Provision. Releasor has had the assistance of independent counsel of its own choice, or has had the opportunity to retain such independent counsel, in reviewing, discussing, and considering all the terms of the Release Provision; and if counsel was retained, counsel for Releasor has read and discussed the Release Provision with Releasor. Before execution of this Amendment, Releasor has had adequate opportunity to make whatever investigation or inquiry it may deem necessary or desirable in connection with the subject matter of the Release Provision.

     (ii) Releasor is not acting in reliance on any representation, understanding, or agreement not expressly set forth herein. Releasor acknowledges that Noteholder Group has not made any representation with respect to the Release Provision except as expressly set forth herein.
     (iii) Releasor has executed the Release Provision with the understanding that the Holders are relying on it in agreeing to enter into this Agreement and that the Holders would not execute this Amendment unless Releasor executed the Release Provision.
     (iv) Releasor is the sole owner of the claims released by the Release Provision, and Releasor has not heretofore conveyed or assigned any interest in any such claims to any other person or entity (other than the conveyance pursuant to the Security Documents).
     (d) Releasor understands that the Release Provision was a material consideration in the agreement of each Holder to enter into this Amendment.
     (e) It is the express intent of Releasor that the release and discharge set forth in the Release Provision be construed strictly in accordance with its terms.
     (f) If any term, provision, covenant, or condition of the Release Provision is held by a court of competent jurisdiction to be invalid, illegal, or unenforceable, the remainder of the provisions shall remain in full force and effect.
     5. Miscellaneous.
     (a) Effect on Agreement. On and after the Amendment No. 4 Effective Date, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import referring to the Agreement and each reference in the Notes and all other documents executed in connection with the Agreement to “the Agreement”, “thereunder”, “thereof”, or words of like import referring to the Agreement shall mean the Agreement as amended by this Amendment. The Agreement, as amended by this Amendment, is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed. The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy under the Agreement nor constitute a waiver of any provision of the Agreement. Without limiting the generality of the foregoing, nothing in this Amendment shall be deemed to (i) constitute a waiver of compliance or consent to noncompliance by the Company or any other Person with respect to any term, provision, covenant or condition of the Agreement or any other Loan Document or (ii) prejudice any right or remedy that any holder of Notes may now have or may have in the future under or in connection with the Agreement or any other Loan Document.
     (b) Counterparts. This Amendment may be executed in any number of counterparts (including those transmitted by facsimile) and by any combination of the parties hereto in separate counterparts, each of which counterparts shall be an original and all of which taken together shall constitute one and the same Amendment. Delivery of this Amendment may be made by facsimile transmission of a duly executed counterpart copy hereof.
     (c) Expenses. The Company confirms its agreement, pursuant to paragraph 11B of the Agreement, to pay promptly all out-of-pocket expenses of the Holders related to the preparation, negotiation, reproduction, execution and delivery of this Amendment and all matters contemplated hereby and thereby, including without limitation all fees and out-of-pocket expenses of the Holders’ special counsel.
     (d) Governing Law. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK.
     (e) Affirmation of Obligations. Notwithstanding that such consent is not required under the Guaranties, each of the Guarantors consents to the execution and delivery of this Amendment by the parties hereto. As a material inducement to the undersigned to amend the Agreement as set forth herein, each of the Guarantors respectively (i) acknowledges and confirms the continuing existence, validity and effectiveness of the Guaranty to which it is a party, and (ii) agrees that the execution, delivery and performance of this Amendment shall not in any way release, diminish, impair, reduce or otherwise affect its obligations thereunder.
     (f) FINAL AGREEMENT. THIS AMENDMENT, TOGETHER WITH THE AGREEMENT AND THE OTHER LOAN DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.
     (g) Consent to Amendment to Bank Agreement. Each Holder hereby consents to the terms of the Amendment to Bank Agreement.
{Remainder of this page blank; signature page follows.}

     If you agree to the terms and provisions hereof, please evidence your agreement by executing and returning at least one counterpart to the Company at 2501 Cedar Springs, Suite 600, Dallas, Texas 85201.

Very truly yours, CROSSTEX ENERGY, L.P.
By:	Crosstex Energy GP, L.P., its general partner
By:	Crosstex Energy GP, LLC, its general partner
By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

Signature Page to Letter Amendment No. 4

Agreed to as of the Amendment No. 4 Effective Date:

PRUDENTIAL INVESTMENT MANAGEMENT, INC.
By:	/s/ Timothy M. Laczowski
Vice President

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
By:	/s/ Timothy M. Laczowski
Vice President

PRUCO LIFE INSURANCE COMPANY
By:	/s/ Timothy M. Laczowski
Vice President

PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
By:	/s/ Timothy M. Laczowski
Vice President

GIBRALTAR LIFE INSURANCE CO., LTD.
By:	Prudential Investment Management (Japan), Inc., as Investment Manager
By:	Prudential Investment Management, Inc., as Sub-Adviser
By:	/s/ Timothy M. Laczowski
Vice President

Signature Page to Letter Amendment No. 4

RGA REINSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Timothy M. Laczowski
Vice President

CONNECTICUT GENERAL LIFE INSURANCE COMPANY
By:	Prudential Investment Management, Inc., as Investment Manager
By:	/s/ Timothy M. Laczowski
Vice President

ZURICH AMERICAN INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Timothy M. Laczowski
Vice President

Signature Page to Letter Amendment No. 4

THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
By:	Prudential Investment Management (Japan), Inc., as Investment Manager
By:	Prudential Investment Management, Inc., as Sub-Adviser
By:	/s/ Timothy M. Laczowski
Vice President

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
By:	Prudential Investment Management, Inc., as investment manager
By:	/s/ Timothy M. Laczowski
Vice President

MTL INSURANCE COMPANY
By:	Prudential Private Placement Investors, L.P. (as Investment Advisor)
By:	Prudential Private Placement Investors, Inc. (as its General Partner)
By:	/s/ Timothy M. Laczowski
Vice President

Signature Page to Letter Amendment No. 4

ING USA ANNUITY AND LIFE INSURANCE COMPANY ING LIFE INSURANCE AND ANNUITY COMPANY RELIASTAR LIFE INSURANCE COMPANY SECURITY LIFE OF DENVER INSURANCE COMPANY

By:	ING Investment Management LLC, as Agent

By:	/s/ Christopher P. Lyons

	Name:	Christopher P. Lyons
	Title	Senior Vice President
Signature Page to Letter Amendment No. 4

JOHN HANCOCK LIFE INSURANCE COMPANY

By:	/s/ Adam T. Wise

	Name:	Adam T. Wise
	Title:	Director

JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY

By:	/s/ Adam T. Wise

	Name:	Adam T. Wise
	Title:	Authorized Signatory

JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)

By:	/s/ Adam T. Wise

	Name:	Adam T. Wise
	Title:	Authorized Signatory

SIGNATURE 7 L.P.

By:	Hancock Capital Investment Management, LLC, as Portfolio Advisor

By:	/s/ E. Kendall Hines, Jr.

	Name:	E. Kendall Hines, Jr.
	Title:	Senior Managing Director
Signature Page to Letter Amendment No. 4

GENWORTH LIFE AND ANNUITY INSURANCE COMPANY (as successor by merger to First Colony Life Insurance Company)

By:	/s/ John R. Endres

	Name:	John R. Endres
	Title:	Investment Officer
Signature Page to Letter Amendment No. 4

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Lisa M. Ferraro

	Name:	LISA M. FERRARO
	Title:	DIRECTOR
Signature Page to Letter Amendment No. 4

METROPOLITAN LIFE INSURANCE COMPANY

METLIFE INVESTORS USA INSURANCE COMPANY by Metropolitan Life Insurance Company, its investment manager

METLIFE INSURANCE COMPANY OF CONNECTICUT by Metropolitan Life Insurance Company, its investment manager

METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT by Metropolitan Life Insurance Company, its investment manager

By:	/s/ Judith A. Gulotta

	Name:	Judith A. Gulotta
	Title:	Managing Director

(executed by Metropolitan Life Insurance Company (i) as to itself as a Purchaser and (ii) as investment manager to MetLife Investors USA Insurance Company as a Purchaser, MetLife Insurance Company of Connecticut as a Purchaser and MetLife Life and Annuity Company of Connecticut as a Purchaser)
Signature Page to Letter Amendment No. 4

Agreed to and acknowledged by each of the undersigned for the purposes set forth in paragraphs 4 and 5(e) hereof:

GUARANTORS:

CROSSTEX ACQUISITION MANAGEMENT, L.P.
CROSSTEX MISSISSIPPI PIPELINE, L.P.
CROSSTEX ALABAMA GATHERING SYSTEM, L.P.
CROSSTEX MISSISSIPPI INDUSTRIAL GAS
SALES, L.P.
CROSSTEX GULF COAST TRANSMISSION LTD.
CROSSTEX GULF COAST MARKETING LTD.
CROSSTEX CCNG GATHERING LTD.
CROSSTEX CCNG PROCESSING LTD.
CROSSTEX CCNG TRANSMISSION LTD.
CROSSTEX TREATING SERVICES, L.P.
CROSSTEX NORTH TEXAS PIPELINE, L.P.
CROSSTEX NORTH TEXAS GATHERING, L.P.
CROSSTEX NGL MARKETING, L.P.
CROSSTEX NGL PIPELINE, L.P.

By:	Crosstex Energy Services GP, LLC Sole General Partner of each above limited partnership

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

CROSSTEX ENERGY SERVICES, L.P.
By:	Crosstex Operating GP, LLC, its general partner

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

Signature Page to Letter Amendment No. 4

CROSSTEX OPERATING GP, LLC CROSSTEX ENERGY SERVICES GP, LLC CROSSTEX LIG, LLC CROSSTEX TUSCALOOSA, LLC CROSSTEX LIG LIQUIDS, LLC CROSSTEX PROCESSING SERVICES, LLC CROSSTEX PELICAN, LLC
By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

SABINE PASS PLANT FACILITY JOINT VENTURE
By:	Crosstex Processing Services, LLC, as general partner and
By:	Crosstex Pelican, LLC, as general partner

By:	/s/ Michael Garberding
	Name:	Michael Garberding
	Title:	Vice President — Finance

Signature Page to Letter Amendment No. 4

Exhibit A
Holders
PRUDENTIAL INVESTMENT MANAGEMENT, INC.
THE PRUDENTIAL INSURANCE COMPANY OF AMERICA
PRUCO LIFE INSURANCE COMPANY
PRUCO LIFE INSURANCE COMPANY OF NEW JERSEY
GIBRALTAR LIFE INSURANCE CO., LTD.
RGA REINSURANCE COMPANY
CONNECTICUT GENERAL LIFE INSURANCE COMPANY
ZURICH AMERICAN INSURANCE COMPANY
THE PRUDENTIAL LIFE INSURANCE COMPANY, LTD.
PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
MTL INSURANCE COMPANY
ING USA ANNUITY AND LIFE INSURANCE COMPANY
ING LIFE INSURANCE AND ANNUITY COMPANY
RELIASTAR LIFE INSURANCE COMPANY
SECURITY LIFE OF DENVER INSURANCE COMPANY
JOHN HANCOCK LIFE INSURANCE COMPANY
JOHN HANCOCK VARIABLE LIFE INSURANCE COMPANY
JOHN HANCOCK LIFE INSURANCE COMPANY (U.S.A.)
SIGNATURE 7 L.P.
FIRST COLONY LIFE INSURANCE COMPANY
TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA
METROPOLITAN LIFE INSURANCE COMPANY
METLIFE INVESTORS USA INSURANCE COMPANY
METLIFE INSURANCE COMPANY OF CONNECTICUT
METLIFE LIFE AND ANNUITY COMPANY OF CONNECTICUT
Signature Page to Letter Amendment No. 4